Exhibit 10.4
[Letterhead of Ellington Credit Company Management LLC]

March 31, 2025

Ellington Credit Company
53 Forest Ave.
Old Greenwich, CT 06870
Re:    Termination of Management Agreement
Reference is made to the Sixth Amended and Restated Management Agreement, entered into between Ellington Credit Company (“EARN”) and Ellington Credit Company Management LLC (the “Manager”) on June 25, 2024 (the “Management Agreement”).
Section 13(e)(ii) of the Management Agreement states:
“The Manager may terminate this Agreement in the event that the Company becomes regulated as an investment company under the Investment Company Act, with such termination deemed to occur immediately prior to such event. The Company is not required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 13(e)(ii).
On March 20, 2025, EARN announced that it had obtained all necessary approvals from its Board of Trustees and shareholders to convert to a Delaware-registered closed-end fund, effective April 1, 2025 (the “Conversion”) and that upon the Conversion, it intends to operate in compliance with the Investment Company Act of 1940, as amended (the “1940 Act”). Therefore, pursuant to Section 13(e)(ii) of the Management Agreement, assuming the Conversion takes place on April 1, 2025 and EARN becomes regulated as an investment company under the 1940 Act on such date, the Manager hereby gives notice of termination of the Management Agreement effective April 1, 2025. The Manager acknowledges that EARN is not required to pay the Manager any fee in connection with such termination.

[signature follows]

Sincerely,

Ellington Credit Company Management LLC

/s/ Laurence E. Penn
Laurence E. Penn
Executive Vice President

Signature Page to Termination Notice
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